EXHIBIT 10.8

                                   TERM SHEET
                                      FOR
                          SOFTWARE LICENSING AGREEMENT


Parties

The parties to the Software Licensing Agreement shall be Spinco and Aetna.

Definitions

All capitalized terms used in this term sheet but not otherwise defined herein shall have the meaning set forth in the Distribution Agreement, to which this term sheet is an exhibit.

"Computer Software" shall mean the intellectual property set forth on Schedule A to the Software Licensing Agreement (which shall include object code, source code and all available documentation, execution and operating instructions). Schedule A shall include proprietary Computer Software developed at Aetna or Spinco or any of their respective Subsidiaries utilized in providing services to the Aetna Group pursuant to the Ancillary Agreements.

Grant of License

Spinco will grant to Aetna a perpetual, royalty-free, non-exclusive, non-transferable, irrevocable (except for Spinco's right to terminate in the event of Aetna's breach, as described below) license to use, reproduce, display, perform modify and create derivative works of the Computer Software, solely in connection with the Aetna Business (the "License").

Ownership

Aetna shall own all modifications created by or for Aetna, subject to Spinco's underlying rights.


Termination

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Spinco may terminate the License in the event of a material breach by Aetna that has not been cured within thirty (30), or if substantial progress is being made ninety (90), days of written notice by Spinco.

No Assignment, Sublicense or Transfer

The Software Licensing Agreement shall not be assigned, sublicensed or transferred by either party, in whole or in part, to any third party, including, without limitation, any bankruptcy trustee; provided that (i) Aetna may sublicense its rights under the Software License Agreement to any Affiliate of Aetna; and (ii) Aetna shall not be required to obtain consent of Spinco with respect to a change of control of Aetna.

Obligations

Except as expressly set forth in the Transition Services Agreement, Spinco shall have no obligation to modify, correct, or support in any way the Computer Software.

Representations and Warranties

Each party will represent and warrant that it is duly organized, and has the requisite power and authority to enter into the Software Licensing Agreement.

Spinco will represent and warrant that, to the best of its knowledge, as at the date of the Software Licensing Agreement (i) it holds all right, title and interest in and to all Computer Software, and (ii) the Computer Software does not infringe the intellectual property rights of any third party.

The Computer Software will be licensed "as is" without warranty of any kind. The entire risk of performance shall be borne by Aetna.

Indemnification

Aetna will indemnify and hold Spinco harmless from and against any liability resulting from the use of the Computer Software, including any modifications or derivative works thereof, following the Distribution Date.

The indemnity referred to in the preceding paragraph shall be in addition to and shall not supercede the indemnities set forth in Article 4 of the Distribution Agreement, provided that if Spinco determines that it is or may be entitled to indemnification pursuant to the Software Licensing Agreement, the procedures set forth in Sections 4.04 to 4.06 of the Distribution Agreement shall apply and, for

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this purpose, Spinco shall be referred to as the Indemnified Party and Aetna shall be referred to as the Indemnifying Party.

Governing Law

New York

Other Terms and Provisions

Other customary terms and conditions for an agreement of this type.


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